PURCHASE AGREEMENT
SECURED OPTIONS PORTFOLIO
          The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Trust Company, N.A., a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:
          1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the “Share”) of the Company’s Secured Options Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.
          2. Glenmede Trust represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.
          IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the ___day of ___, 2010.

THE GLENMEDE FUND, INC.	ATTEST:

By: Kimberly C. Osborne	By: Mary Ann B. Wirts
Title: Executive Vice President	Title: President

THE GLENMEDE TRUST COMPANY, N.A.	ATTEST:

By:	By:
Title:	Title: